EXHIBIT 99.1







FOR:              AMREP Corporation
                  641 Lexington Avenue
                  New York, NY 10022

CONTACT:          Peter M. Pizza
                  Vice President and
                  Chief  Financial Officer
                  (212) 705-4700

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


               AMREP REPORTS SECOND QUARTER AND SIX MONTH RESULTS
               --------------------------------------------------

NEW YORK, December 8, 2004 - AMREP Corporation (NYSE:AXR) today reported net income of $4,195,000, or $0.63 per share, for its fiscal 2005 second quarter ended October 31, 2004, compared to net income of $2,716,000, or $0.41 per share, in the same period of fiscal 2004. Revenues were $33,743,000 in the second quarter of fiscal 2005 versus $32,702,000 in the same period last year. For the first six months of fiscal 2005, the Company reported revenues of $67,976,000 and net income of $8,221,000, or $1.24 per share. For the comparable period last year, the Company had revenues of $66,319,000 and net income of $6,247,000, or $0.95 per share.

Revenues from the Fulfillment Services business of the Company's Kable News Company subsidiary were $21,967,000 in the second quarter of 2005 compared to $22,232,000 in the corresponding period of 2004, and for the six month period revenues were $42,436,000 in the current year versus $44,976,000 last year. These decreases were principally the result of customer losses at Kable's Colorado fulfillment business which had been identified and known prior to the acquisition of that business in 2003. The decline in Fulfillment Services' revenues was offset in part by additional revenues from Kable's Newsstand Distribution Services business, which increased from $2,968,000 and $6,217,000 in the second quarter and first six months of 2004, respectively, to $3,132,000 and $6,313,000 in the comparable periods of the current year. As a result of cost reductions in 2005, both business segments reported increased pretax profit contributions in the second quarter and first six months of 2005 versus the same periods last year. Fulfillment Services' pretax income contribution increased from $1,478,000 and $3,408,000 in last year's second quarter and first six months, respectively, to $1,911,000 and $3,716,000 in the corresponding periods this year, and Newsstand Distribution Services increased its pretax profit contribution from $252,000 and $596,000 in these same periods of 2004 to $628,000 and $1,142,000 in the current year.

Revenues from land sales at the Company's AMREP Southwest subsidiary rose from $6,744,000 and $13,138,000 in the second quarter and first six months of 2004, respectively, to $7,804,000 and $17,486,000 in the corresponding periods of the current year. This improvement was the result of increased sales of both commercial properties and undeveloped residential lots in the Company's principal market of Rio Rancho, New Mexico in 2005. The gross profit on land sales increased from 50% and 54% in the second quarter and first six months of 2004, respectively, to 64% and 58% for these same periods of 2005 because a higher proportion of undeveloped lots, which generally have higher gross profit margins than developed lots, were sold in the current year. As a result of the additional revenues and increased gross profit percentages, the pretax profit contribution from land sale operations improved from $2,442,000 and $5,689,000 in the second quarter and first six months of 2004, respectively, to $3,959,000 and $7,897,000 in the same periods this year. As previously reported, revenues and related gross profits from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions, so that prior results are not necessarily a good indication of what may occur in future periods.

The Company's effective tax rate decreased to 29% and 33% in the second quarter and first six months of 2005, respectively, from 37% in the same periods last year due to the effect of a tax benefit associated with a charitable contribution of land made by the real estate business in the second quarter of 2005.

AMREP Corporation's subsidiary, Kable News Company, Inc. distributes magazines to wholesalers and provides subscription fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico.



                                      *****






                            (Financial Data Follows)

                                AMREP Corporation
                                and Subsidiaries
                              Financial Highlights
                                   (Unaudited)

                                               Three Months Ended October 31,
                                               ------------------------------
                                                2004                    2003
                                                ----                    ----
     Revenues                              $  33,743,000           $  32,702,000

     Net income                            $   4,195,000           $   2,716,000

     Earnings per share - Basic and
     Diluted                               $        0.63           $        0.41

     Weighted average number of
     common shares outstanding                 6,615,000               6,594,000
                                           -------------           -------------



                                                 Six Months Ended October 31,
                                               ------------------------------
                                                2004                    2003
                                                ----                    ----
     Revenues                              $  67,976,000           $  66,319,000

     Net income                            $   8,221,000           $   6,247,000

     Earnings per share - Basic and
     Diluted                               $        1.24           $        0.95

     Weighted average number of
     common shares outstanding                 6,611,000               6,591,000
                                           -------------           -------------